Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2007 FIRST QUARTER RESULTS

MINNEAPOLIS — October 26, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2007 first quarter ended September 30, 2006. Revenue for the first quarter was $5.4 million, compared to $6.2 million in the same period of fiscal 2006. This 13 percent reduction in revenue is driven primarily by reduced orders from direct office customers. During the first quarter, average selling prices (ASPs) to direct office accounts remained comparable to those in the prior quarter while overall ASPs declined modestly as our third party mobile accounts contributed a greater proportion to overall revenue than they did in the prior quarter. Treatment catheters accounted for 97 percent of revenue in the just completed quarter, compared to 95 percent of revenue in the prior-year period. Net loss for the first quarter was $526,000, or $0.04 per diluted share, compared to net income of $146,000 or $0.01 per diluted share, in the first quarter of fiscal 2006. The Company did not record an income tax benefit related to the loss in the first quarter of fiscal 2007 since its existing $3.3 million deferred tax asset represents the Company’s current estimate of the maximum future tax benefit that the Company will be able to realize from its net operating loss carry forwards.

Gross profit for the first quarter of fiscal 2007 was $3.0 million, or 56 percent of revenue, an 11 percentage point decrease when compared to 67 percent of revenue in the same period last year and a 5 percentage point decrease when compared to 61 percent of revenue in the prior quarter. The majority of the sequential decrease in the gross profit rate was due to the volume decrease in the Company’s treatment catheters which provides a smaller base to absorb the Company’s fixed manufacturing overhead costs. Increased cost incurred toward the resolution of the manufacturing issues that surfaced during the fourth quarter of fiscal 2006 further added to the sequential decrease in the gross profit rate. First quarter operating expenses totaled $3.7 million, compared to $4.0 million in the prior-year quarter as the Company continues to prudently manage its expenses.

“Our first quarter revenue shortfall was unexpected and disappointing,” said Fred B. Parks, chairman and chief executive officer of Urologix, “We experienced a significant decline in orders from direct accounts, our primary concern. Additionally, this decline in volume of our treatment catheters provided a smaller base in which to absorb the fixed components of our manufacturing overhead which explains the majority of our overall gross margin rate decline. Corrective measures, from both revenue and cost perspectives, have already been implemented.”

Balances of cash and cash equivalents decreased to $10.8 million at September 30, 2006 from $11.1 million at June 30, 2006, due primarily to lower cash collections driven by reduced revenue. The domestic installed base of Cooled ThermoTherapy system control units grew to 568 units at September 30, 2006 compared to 554 units at June 30, 2006 and 518 units at September 30, 2005.

Current Outlook

The Company believes that revenue and earnings in the second quarter of fiscal 2007 will improve over those reported in the first quarter. Urologix’ management is withdrawing the full fiscal year 2007 outlook that was previously issued on August 16, 2006, and is reserving further comment for another 90 days to evaluate the impact of the Company’s recently implemented revenue and cost improvement initiatives.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2007 first quarter results on Thursday, October 26, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, for example, statements relating to second quarter fiscal year 2007 revenue and earnings, statements about the Company’s plans and future performance, statements about the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service, and other statements that use such words as “may,” “will,” “expect,” “believe” and “plan.”

Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to return to profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products; product liability claims inherent in the testing, production, marketing and sale of medical devices; the ability of third-party suppliers to produce and supply products; the Company’s ability to maintain product yields on a cost efficient basis; the impact of competitive treatments, products and pricing; the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service and the CoolWave control unit, and the Company’s ability to generate revenue from new products; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks and uncertainties detailed from time to time in Urologix’ filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K for the year ended June 30, 2006.

Urologix, Inc.

Condensed Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2006	2005
Sales	$5,415	$6,157
Cost of goods sold	2,410	2,032

Gross profit	3,005	4,125

Costs and expenses:
Selling, general and administrative	2,973	3,171
Research and development	616	796
Amortization of intangibles	71	41

Total costs and expenses	3,660	4,008

Operating (loss) earnings	(655)	117
Interest income, net	129	57

(Loss) earnings before income taxes	(526)	174

Income tax expense	0	28

Net (loss) earnings	$(526)	$146

Net (loss) earnings per common share - basic	$(0.04)	$0.01

Net (loss) earnings per common share - diluted	$(0.04)	$0.01

Weighted average number of common shares outstanding - basic	14,311	14,311

Weighted average number of common shares outstanding - diluted	14,311	14,404

Urologix, Inc.

Consolidated Condensed Balance Sheets

(Unaudited, in thousands)

	September 30, 2006	June 30, 2006
Current Assets:
Cash, and cash equivalents	$10,820	$11,054
Accounts receivable	4,193	5,234
Inventories, net	2,894	2,634
Deferred tax asset	992	992
Prepaids and other current assets	334	184

Total current assets	19,233	20,098

Property and equipment:
Property and equipment	11,928	11,562
Less accumulated depreciation	(8,993)	(8,665)

Property and equipment, net	2,935	2,897
Other assets	1,208	1,288
Goodwill	10,193	10,193
Identifiable intangible assets, net	6,894	7,090
Deferred tax asset, net	2,332	2,332

Total assets	$42,795	$43,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$951	$1,375
Accrued compensation	480	826
Other accrued expenses	637	729
Deferred income	224	242

Total current liabilities	2,292	3,172
Deferred income	665	712
Other accrued expenses	23	34

Total liabilities	2,980	3,918

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	111,811	111,450
Accumulated deficit	(72,139)	(71,613)

Total shareholders’ equity	39,815	39,980

Total liabilities and shareholders’ equity	$42,795	$43,898

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